                                                                    EXHIBIT 3.01


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          VERITAS HOLDING CORPORATION

                  (Originally Incorporated October 2, 1998)

                                    ARTICLE I

      The name of the Corporation is VERITAS Holding Corporation.

                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is 15 E. North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

      4.1 Classes of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is five hundred ten million and one (510,000,001) shares, consisting of three classes: five hundred million (500,000,000) shares of Common Stock, $0.001 par value per share, ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share, and one (1) share of Special Voting Stock, $1.00 par value.

      4.2 Preferred Stock Series Determination. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

      4.3 Rights, Privileges and Restrictions. The rights, privileges and restrictions of the Common Stock and the Special Voting Stock shall be set forth in this Article IV.

      4.4 Voting Rights.

            4.4.1 General. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, (i) each holder of record of Common Stock shall have one vote in respect of each share of stock held by the holder on the books of the Corporation, and (ii) the holder of record of the share of Special Voting Stock shall have a number of votes equal to the number of Exchangeable Non-Voting Shares ("EXCHANGEABLE SHARES") of Telebackup Systems, Inc., an Alberta corporation, from time to time which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, in each case for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. For the purpose hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

            4.4.2 Common Stock and Special Voting Stock Identical in Voting. In respect of all matters concerning the voting of shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

      4.5 Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its stockholders and the holders of Special Voting Stock shall not be entitled to receive any such assets.

      4.6 Dividends. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock and the holders of Special Voting Stock shall not be entitled to receive any such dividends.

      4.7 Special Voting Stock.

            4.7.1 Issuance. Pursuant to the terms of that certain Amended and Restated Combination Agreement, dated as of April 12, 1999, by and among the Corporation, VERITAS Software Corporation, and Telebackup Systems, Inc., an Alberta corporation, one share of Special Voting Stock is being issued to the trustee (the "TRUSTEE") under the Voting, Support and Exchange Trust Agreement, to be entered into in or about May 1999, by and between the Corporation, VERITAS Software Corporation, Telebackup Exchangeco, Inc. and the Trustee.

            4.7.2 Exercise of Voting Rights. The holder of the share of Special Voting Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

            4.7.3 Cancellation of Shares. At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares of Telebackup Systems, Inc. outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of Telebackup Systems, Inc. which could give rise to the issuance of any Exchangeable Shares of Telebackup Systems, Inc. to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Special Voting Stock shall be automatically canceled.

                                    ARTICLE V

      5.1 Number of Directors; Classes. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority vote of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term "WHOLE BOARD" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. As soon as there is more than one (1) member of the Board of Directors, the directors shall be divided into three classes, A, B and C, as nearly equal in number as reasonably possible, with the term of office of the first class ("CLASS A") to expire at the first annual meeting of stockholders, the term of office of the second class ("CLASS B") to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class ("CLASS C") to expire at the annual meeting of stockholders two years thereafter with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor shall have been duly elected and qualified.

      5.2 Board Vacancies; Increase in Size of the Board. Subject to the rights of holders of any series of Preferred Stock outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director; and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director's current term or his or her prior death, retirement, removal or resignation and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall, if reasonably possible, be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided or limited by law or this Amended and Restated Certificate of Incorporation, may exercise the powers of the full Board of Directors until the vacancy is filled.

      5.3 Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided by the Bylaws of the Corporation.

      5.4 Removal. Subject to the rights of holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the affirmative voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VI

      The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

                                   ARTICLE VII

      Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

      To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                   ARTICLE IX

      Actions shall be taken by the Corporation's stockholders only at annual or special meetings of stockholders, and the Corporation's stockholders shall not be able to act by written consent.

                                    ARTICLE X

      The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with Articles FIFTH, SIXTH, NINTH and this Article TENTH of this Amended and Restated Certificate of Incorporation.

      IN WITNESS WHEREOF, VERITAS Software Corporation, before receipt of any payment for its capital stock, has caused this Amended and Restated Certificate of Incorporation, which restated, integrates and further amends the certificate of incorporation of the Corporation and which has been duly adopted in accordance with Section 241 and 245 of the Delaware General Corporation Law, to be signed by Jay Jones, its Vice President and Secretary, this 28th day of May, 1999.


                                        VERITAS SOFTWARE CORPORATION

                                        By: /s/ Jay A. Jones
                                            ------------------------------------
                                            Jay Jones, Vice President
                                            and Secretary